UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): May 12, 2008

CYBERLUX CORPORATION
(Exact name of registrant as specified in charter)

Nevada	000-33415	91-2048978
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4625 Creekstone Drive, Suite 130,Research Triangle Park, Durham, NC	27703
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 474-9700

Copies to:
John W. Ringo
Secretary and Corporate Counsel
4625 Creekstone Drive, Suite 130
Research Triangle Park
Durham, NC 27703
Phone: (919) 474-9700
Fax: (919) 474-9712

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Cyberlux Corporation (the “Company”) has entered into negotiations with Lightolier, a Royal Philips Electronics (NYSE:PHG, AEX:PHI) company, regarding the licensing of the Company’s Scattered Photon ExtractionTM technology. On April 3, the Company was contacted by a Lightolier senior executive requesting an RFQ for licensing our proprietary Scattered Photon ExtractionTM technology. On April 29, the Company formally delivered a term sheet defining the terms and conditions of the technology licensing agreement, including the annual royalty rate, the product royalty rate and the time period of the technology license associated with this transaction.

Developed by the Lighting Research Center of Rensselaer Polytechnic Institute, the Scattered Photon ExtractionTM technology optically maximizes the light output from a traditional light emitting diode (LED), which produces light when a solid-state material emits a photon through a phosphor downconversion material to create white and multi-color light. As much as 60% of the light produced in the phosphor is reflected back toward the solid-state material where the photon is reabsorbed rather than emitted outward to provide useful illumination. Scattered Photon ExtractionTM technology has produced a 33% increase in efficiency when compared to the current state of the art LED efficiency.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYBERLUX CORPORATION

Date: May 12, 2008	By:	/s/ MARK D. SCHMIDT
Mark D. Schmidt, President